EXHIBIT 23.1

Consent of Independent Registered Certified Public Accounting Firm

dated May 31, 2005

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the CNL Hotels & Resorts, Inc. 2004 Omnibus Long-Term Incentive Plan of our report dated March 16, 2005 relating to the financial statements, financial statement schedules, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of CNL Hotels & Resorts, Inc. and our reports dated March 12, 2004 relating to the financial statements of Desert Ridge Resort Partners, LLC and Subsidiaries and WB Resort Partners, LP and Subsidiaries, which reports appear  in CNL Hotels & Resorts, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ PRICEWATERHOUSECOOPERS LLP

Orlando, Florida

May 31, 2005